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                                                                    EXHIBIT 5.1

                      [COHEN & GRIGSBY, P.C. LETTERHEAD]



                               February 28, 1997


Board of Directors of
F.N.B. Corporation
Hermitage Square
Hermitage, PA 16148

Gentlemen:

         We have been asked as to render this opinion in connection with the filing by F.N.B. Corporation, a Pennsylvania corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission to register shares of the Company's common stock, par value $2.00 per share (the "Common Stock"), to be issued to the shareholders of West Coast Bancorp, Inc., a Florida corporation ("West Coast"), upon consummation of the merger of West Coast with and into Southwest Banks, Inc., a Florida corporation ("Southwest") (the "Merger") in accordance with the terms of the Agreement and Plan of Merger (the "Agreement") dated as of November 15, 1996 among the Company, Southwest and West Coast.

         We have not represented the Company in connection with the negotiation, execution or delivery of the Agreement or the Merger. In rendering this Opinion, we have made no investigation or inquiry other than review of the Agreement, the draft Registration Statement and the resolutions adopted by the Executive Committee of the Board of Directors of the Company on September 23, 1996 with respect to the Merger, the Agreement and the transactions related thereto.

         In our opinion the shares of Common Stock to be issued to the shareholders of West Coast upon consummation of the Merger, when issued in accordance with the terms of the Agreement, will be validly issued, fully-paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the reference to us in the Prospectus/Proxy Statement of the Company and West Coast constituting part of the Registration



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COHEN & GRIGSBY, P.C.

      Boards of Directors of
      F.N.B. Corporation
      February 28, 1997
      Page 2



Statement and to the inclusion of this letter as an exhibit to the Registration Statement.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991) as supplemented or modified by Part I, together with the Forward and Glossary of the Pennsylvania Third Party Legal Opinion Supplement (the "Pennsylvania Supplement") of the PBA Section of Corporation, Banking and Business Law (1992). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Pennsylvania Supplement, and this Opinion Letter should be read in conjunction therewith. Unless otherwise indicated, capitalized terms used in this Opinion that are defined in the Accord or the Pennsylvania Supplement will have the same meanings in this Opinion as the meanings set forth in the Accord or the Pennsylvania Supplement, respectively (and, to the extent of a conflict between the same, priority shall be given to the Accord and the Pennsylvania Supplement in that order).

         This Opinion Letter may be relied upon by you only in connection with the transactions contemplated by the Agreement and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.


                                      Very truly yours,



                                       /s/ Cohen & Grigsby, P.C.
                                       -------------------------
                                       COHEN & GRIGSBY, P.C.



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